Exhibit 10.24

Credit Agreement
Re: Subordinated Term Note
Dated as of
January 10, 2008
between
First Interstate BancSystem, Inc.
and
First Midwest Bank

-i-

Exhibit A	—	Term Note
Exhibit B	—	Compliance Certificate

-ii-

Credit Agreement
Re: Subordinated Term Note
First Midwest Bank
Itasca, Illinois
Ladies and Gentlemen:
     The undersigned, First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), applies to you (“FMB”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrower, all as more fully hereinafter set forth. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section  4.1 hereof.
Section 1. The Credits.
     Section  1.1. Term Loan. Subject to the terms and conditions hereof, FMB agrees to make a subordinated term loan to the Borrower in the principal amount of $20,000,000 (the “Term Loan” or the “Loan”). The Term Loan shall be made on the date hereof. The Term Loan shall be made against and evidenced by a subordinated promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit  A (the “Term Note” or the “Note”). The Term Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section  2 hereof. The Term Note, and the Term Loan evidenced thereby, shall mature and all principal not sooner paid shall be due and payable on January  9, 2018 (the “Term Loan Final Maturity Date”), the final maturity thereof.
     Section  1.2. Manner and Disbursement of Loans. The Borrower agrees that FMB may rely upon any written or telephonic notice given by any person FMB in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if FMB has acted in reliance thereon. Subject to the provisions of Section  6 hereof, the proceeds of the Loan shall be made available to the Borrower at the principal office of FMB in Itasca, Illinois, in immediately available funds.
Section 2. Interest and Change In Circumstances.
     Section  2.1. Interest Rate Options.
          The outstanding principal balance of the Term Loan shall bear interest at the rate of 6.81% per annum. Interest on the Term Loan shall be payable quarterly in arrears on the last day of each March, June, September and December (commencing March 31, 2008) and at maturity of the Note (whether by lapse of time, acceleration, or otherwise), and interest after maturity shall be due and payable upon demand.

     Section  2.2. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
     Section  2.3. Taxes and Increased Costs. (a) If FMB shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the FRB), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over FMB or its lending branch shall:
     (i) impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, FMB which is not in any instance already accounted for in computing the interest rate applicable to the Term Loan;
     (ii) subject FMB to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement or the Term Note, except such taxes as may be measured by the overall net income or gross receipts of FMB or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which FMB’s principal executive office or its lending branch is located;
     (iii) change the basis of taxation of payments of principal and interest due from the Borrower to FMB hereunder or under the Term Note (other than by a change in taxation of the overall net income or gross receipts of FMB); or
     (iv) impose on FMB any penalty with respect to the foregoing or any other condition regarding this Agreement, or its disbursement, or the Term Note;
and FMB shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to FMB of the Term Loan hereunder or to reduce the amount of principal or interest received or receivable by FMB (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to FMB from time to time as specified by FMB such additional amounts as FMB shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If FMB makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.
     (b) Reimbursement. If FMB determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section  2.3, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section  2.3 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such FMB, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of FMB, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to FMB in the event FMB is required to repay such refund to such governmental authority. This paragraph shall not be construed to require FMB to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section  2.4. Funding Indemnity. If the Borrower prepays any principal amount of the Term Loan before its scheduled due date (whether as the result of acceleration, voluntary prepayment, or otherwise), then the Borrower hereby promise to pay to FMB a funding indemnity equal to the applicable Make-Whole Amount. For purposes hereof, the “Make-Whole Amount” means, in connection with the prepayment of any portion of the Term Loan, whether by acceleration or otherwise, the amount determined by FMB, equal to the difference, if any (but not below zero), between (i) the  discounted cash flow of the installments of principal that have been prepaid together with interest scheduled to accrue thereon as determined as of the date of the prepayment, minus (ii)   the aggregate principal amount of the Term Loan that has been prepaid. In determining the discounted cash flow, the discount rate to be applied shall be the U.S. Treasury Rate with a maturity similar to the weighted average life of the principal amount of the Term Loan which is being prepaid. The discounted cash flow shall be calculated in accordance with accepted financial practice and on the same periodic basis as payments on the Term Loan are payable. For purposes of this definition, “U.S. Treasury Rate” shall be determined by reference to the yields for U.S. Treasury Notes as indicated (currently on page “678” thereof) on the Telerate Access Service for actively traded U.S. Treasury Notes at approximately 10:00  A.M. (New York City time) on the bank business day preceding such date of prepayment or, if such yield shall not be reported as of such time or the yields reported as of such time are not ascertainable, then the “U.S. Treasury Rate” shall be determined by reference to the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two bank business days prior to such date of prepayment and which shall be the most recent weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity equal to the remaining weighted average life of the outstanding principal amount of the Term Loan which is being prepaid.
Section  3. Prepayments, Terminations and Applications.
     Section  3.1. Voluntary Prepayments. So long as the Borrower has not received a notice from the FRB with contrary instructions, the Borrower shall have the privilege of prepaying the Term Loan in whole or in part at any time upon prior notice to FMB (such notice if received subsequent to 11:00   a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to FMB the principal amount to be prepaid and accrued interest thereon to the date of prepayment plus any amounts due FMB under Section  2.4 hereof.

     Section  3.2. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to FMB at its office at One Pierce Place, Itasca, Illinois (or at such other place as FMB may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by FMB after 1:00  p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of FMB). No amount repaid on the Term Note may be reborrowed.
     Section  3.3. Notations. The Loan made against the Note shall be recorded by FMB on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by FMB shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loan evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of FMB to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon.
Section 4. Definitions; Interpretation.
     Section  4.1. Definitions. The following terms when used herein shall have the following meanings:
     “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Agreement” means this Credit Agreement re: Subordinated Term Note, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
     “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section  6(d)(vi) hereof or on any update of any such list provided by the Borrower to FMB, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to FMB.

     “Bank Subsidiary” means a Subsidiary of the Borrower that is organized as a bank under the laws of the United States or any state thereof.
     “Borrower” is defined in the introductory paragraph hereof.
     “Business Day” means any day other than a Saturday or Sunday on which FMB is not authorized or required to close in Chicago, Illinois.
     “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section  6 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Event of Default” means any event or condition identified as such in Section  8.1 hereof.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “FMB” is defined in the introductory paragraph hereof.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     “Loan Documents” means this Agreement, the Note, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
     “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document or the rights and remedies of FMB thereunder.
     “Note” means the Term Note.
     “Obligations” means all obligations of the Borrower to pay principal and interest on the Term Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.
     “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
     “Senior Debt” means, with respect to the Borrower (i) the principal, premium, if any, and interest in respect of (A) Indebtedness for Borrowed Money of the Borrower and (B) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by the Borrower; (ii) all Capitalized Lease Obligations of the Borrower; (iii) all obligations of the Borrower issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Borrower and all obligations of the Borrower under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of the Borrower for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons for the payment of which the Borrower is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of the Borrower (whether or not such obligation is assumed by the Borrower), whether incurred on or prior to the date of the Agreement or thereafter incurred, unless, with the prior approval of the FRB if not otherwise generally approved, it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding, that such obligations are not superior or are pari passu in right of payment to the Note. Senior Debt shall not include any debt securities, and guarantees in respect of such debt securities, issued by Borrower to any trust (or a trustee of such trust), partnership or other entity affiliated with the Borrower that is a financing vehicle of the Borrower (a “financing entity”), in connection with the issuance by such financing entity of equity securities or other securities that are treated or intended to be treated as Tier  1 or Tier 2 capital for regulatory capital purposes.
     “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
     “Term Loan” is defined in Section  1.1 hereof.
     “Term Loan Final Maturity Date” is defined in Section  1.1 hereof.
     “Term Note” is defined in Section  1.1 hereof.
     “Unpermitted Change of Control” means any merger or consolidation to which the Borrower or any Bank Subsidiary is a party where (a)   such merger or consolidation was not at the direction of the FRB, and (b) the surviving entity (i) with respect to any merger or consolidation of a Bank Subsidiary,  is not a bank which is subject to FDIC supervision, (ii) with respect to the any merger or consolidation of the Borrower,  has not assumed the obligations and liabilities of the Borrower hereunder or (iii)  will be in default under this Agreement.
     “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
     Section  4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 5. Representations and Warranties.
     The Borrower represents and warrants to FMB as follows:

     Section  5.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of Montana, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.
     Section  5.2. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the articles of incorporation or by-laws of the Borrower or any covenant, indenture or agreement of or affecting the Borrower or any of its Property, or (b) result in the creation or imposition of any Lien on any Property of the Borrower.
     Section  5.3. Use of Proceeds. The Borrower shall use the entire proceeds of the Term Loan for legal and proper purposes as are consistent with applicable law, including but not limited to, the acquisition by the Borrower of all the issued and outstanding equity of The First Western Bank, Sturgis, South Dakota and First Western Bank, Wall, South Dakota.
     Section  5.4. Financial Reports. The statements of condition of the Borrower as at December  31, 2005 and December  31, 2006, and of earnings of the Borrower for the fiscal year ended December  31, 2006 heretofore furnished to FMB, are complete and correct in all material respects and have been prepared in conformity with GAAP. Such financial statements fairly present the financial condition of the Borrower as at the respective dates thereof and the statements of earnings fairly present the results of the operations of the Borrower for the respective periods covered thereby.
     Section  5.5. No Material Adverse Change. Since December  31, 2006, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or the Borrower and its Subsidiaries except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.
     Section  5.6. Full Disclosure. The statements and information furnished to FMB in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by FMB to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, FMB acknowledging that, as to any projections furnished to FMB, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.
     Section  5.7. Governmental Authority and Licensing. The Borrower has received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened. The Borrower has not received any notice from the FRB which would prevent the Borrower from prepaying the Note or paying the Note at maturity.
     Section  5.8. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
     Section  5.9. Affiliate Transactions. The Borrower is not a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
     Section  5.10. Compliance with Laws. The Borrower is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has not received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section  5.11. Other Agreements. The Borrower is not in default under the terms of any covenant, indenture or agreement of or affecting the Borrower or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
     Section  5.12. No Default. No Default or Event of Default has occurred and is continuing.

Section 6. Conditions Precedent.
     The obligation of FMB to make the Term Loan under this Agreement is subject to the following conditions precedent:
     (a) each of the representations and warranties set forth in Section  5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;
     (b) the Borrower shall be in compliance with the terms and conditions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;
     (c) such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to FMB (including, without limitation, Regulation  U of the FRB) as then in effect.
     (d) FMB shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by FMB:
     (i) this Agreement;
     (ii) the Note;
     (iii) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery, and performance of the Loan Documents;
     (iv) articles of incorporation of the Borrower certified by the appropriate governmental office of the state of its organization;
     (v) by-laws for the Borrower certified by an appropriate officer of such Person acceptable to FMB;
     (vi) an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives;
     (vii) a good standing certificate for the Borrower dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices;
     (e) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to FMB and its counsel; and FMB shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to FMB and its counsel;

     (f) FMB shall have received such evaluations and certifications, and shall have conducted such due diligence, as it may reasonably require in order to satisfy itself as to the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries; and
     (g) FMB shall have received such other agreements, instruments, documents, certificates and opinions as FMB may reasonably request.
Section 7. Covenants.
     The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by FMB:
     Section  7.1. Maintenance of Business. The Borrower shall, and shall cause each Bank Subsidiary to, preserve and maintain its existence; provided, however, that the Borrower may cause the merger of one or more Bank Subsidiaries provided that the merger is not an Unpermitted Change of Control. The Borrower shall cause its Bank Subsidiaries to preserve and maintain their existence as banks the deposits of which are insured by the FDIC.
     Section  7.2. Financial Reports. The Borrower shall, and shall cause the Parent to, furnish to FMB and its duly authorized representatives such information respecting the business and financial condition of the Borrower as FMB may reasonably request; provided however, that in no event shall the Borrower be required to disclose any confidential correspondence or reports of supervisory activity; and without any request, shall furnish to FMB:
     (a) as soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower, all call reports and other financial statements required to be delivered by the Borrower and by each Subsidiary to any governmental authority or authorities having jurisdiction over the Borrower or such Subsidiary and all schedules thereto;
     (b) as soon as available, and in any event, within 120 days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of McGladrey & Pullen, LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to FMB, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
     (c) promptly upon the filing thereof (if any), copies of all registration statements, Form 10- K, Form 10- Q, and Form 8- K reports and proxy statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission;
     (d) promptly upon the receipt or execution thereof, (i) notice  by the Borrower or any Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum or agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Subsidiary to the Borrower or otherwise imposes restrictions or requirements on it which are not generally applicable to banks or thrifts or their holding companies, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to FMB;
     (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any notice received by the Borrower which would prevent the Borrower from making payments on the Note or otherwise affect the Borrower’s ability to fulfill its Obligations hereunder or of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and
     (f) as soon as available, and in any event within 45 days after the last day of each calendar quarter, the Borrower shall deliver to FMB a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of the Borrower, or such other officer of the Borrower satisfactory to FMB, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.
     Section  7.3. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit FMB and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with FMB the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as FMB may designate; provided however, that in no event shall the Borrower be required to disclose any confidential correspondence or reports of supervisory activity. In the absence of a Default or an Event of Default, FMB shall be responsible for the cost of such inspection.
     Section  7.4. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
     Section  7.5. Burdensome Contracts With Affiliates. The Borrower shall not enter into any contract, agreement or business arrangement (including, without limitation, contracts for the sale of any Property) with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
     Section  7.6. No Changes in Fiscal Year. The Borrower shall not change its fiscal year from its present basis.
Section 8. Events of Default and Remedies.
     Section  8.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) default for a period of 15 days in the payment when due of all or any part of any Obligation payable by the Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of 15 days shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to FMB; or
     (b) default in the observance or performance of any other provision hereof which is not remedied within 30 days after the earlier of (i) the  date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by FMB; or
     (c) any representation or warranty made by the Borrower herein or in any statement or certificate furnished by it pursuant hereto or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof and shall not be made good within 30 days after the earlier of (i) the date on which such breach shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by FMB; or

          (d) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than the greater of (i) 5% of the Borrower’s capital or (ii) $250,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or
          (e) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of the greater of (i) 5% of the Borrower’s capital (determined on a consolidated basis) or (ii) $250,000, shall be entered or filed against the Borrower, any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or
          (f) dissolution or termination of the existence of the Borrower or an Unpermitted Change of Control shall occur; or
          (g) the Borrower or any Bank Subsidiary which is a major bank subsidiary under FRB regulations or interpretations shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof; or
          (h) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Bank Subsidiary which is a major bank subsidiary under FRB regulations or interpretations or any substantial part of its Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against the Borrower or any Bank Subsidiary which is a major bank subsidiary under FRB regulations or interpretations, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 days; or
          (i) any conservator or receiver shall be appointed for the Borrower or any Bank Subsidiary which is a major bank subsidiary under FRB regulations or interpretations under applicable federal or state law applicable to banks, thrifts, or their holding companies.
          Section 8.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (g) or (h) or (i), of Section 8.1 hereof has occurred and is continuing, FMB shall, by written notice to the Borrower: (a) terminate all obligations of FMB hereunder on the date stated in such notice (which may be the date thereof); and (b) enforce any and all rights and remedies available to FMB under the Loan Documents or applicable law; provided, however, that FMB may not accelerate payment of the principal of or the accrued interest on the Note.
          Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection (g) or (h) or (i) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of FMB to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, FMB may exercise any and all remedies available to it under the Loan Documents or applicable law.
Section 9. Miscellaneous.
          Section 9.1. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
          Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of FMB or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of FMB and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
          Section 9.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by FMB. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          Section 9.4. Costs and Expenses; Indemnification. The Borrower agrees to pay on demand the costs and expenses of FMB in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of counsel for FMB with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to FMB or any other holder of the Obligations all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by FMB or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrower further agrees to indemnify FMB, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by FMB at any time, shall reimburse FMB for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
          Section 9.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
          Section 9.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
          Section 9.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to FMB of amounts sufficient to protect the yield of FMB with respect to the Loans, including, but not limited to, Sections 2.7 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Note.
          Section 9.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:	to FMB at:

First Interstate BancSystem, Inc.	First Midwest Bank
401 North 31st Street	One Pierce Place, Suite 1500
Billings, Montana 59116-0918	Itasca, Illinois 60143
Attention: Terrill R. Moore	Attention: Brian R. Callahan
Telephone: (406) 255-5300	Telephone: (630) 875-7341
Telecopy: (630) 875-7439
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.
          Section 9.9. Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.
          Section 9.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
          Section 9.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
          Section 9.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of FMB and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of FMB. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

          Section 9.14. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and FMB each hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
          Section 9.15. USA Patriot Act. FMB hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow FMB to identify the Borrower in accordance with the Act.
[Signature Page to Follow]

          Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.
          Dated as of this 10th day of January, 2008.

First Interstate BancSystem, Inc.

By	/s/ Terrill R. Moore Name Terrill R. Moore
Title CFO & EVP
          Accepted and agreed to at Itasca, Illinois, as of the day and year last above written.

First Midwest Bank

By		/s/ Brian R. Callahan

	Name	Brian R. Callahan
	Title	S.V.P.

Exhibit A
This obligation is not a deposit and is not insured by the
Federal Deposit Insurance Corporation or any federal agency.
Subordinated Term Note

$20,000,000	January 10, 2008
          For Value Received, the undersigned, First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), hereby promises to pay to the order of First Midwest Bank (“FMB”) at its office at One Pierce Place, Itasca, Illinois, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000), payable in principal installments in the amounts and at the times set forth in Section 1.1 of the Credit Agreement hereinafter mentioned, with all principal not sooner paid due and payable on the Term Loan Final Maturity Date.
          This Note evidences the Term Loan made to the Borrower by FMB under that certain Credit Agreement re: Subordinated Term Note dated as of January 10, 2008, between the Borrower and FMB (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on the Term Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.
          This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon subject to the conditions of the Credit Agreement, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.
          The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.
          The indebtedness of the Borrower evidenced by this Note, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Board of Governors of the Federal Reserve System and holders of the Senior Debt. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Borrower, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on the Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of the Note together with any obligations of the Borrower ranking on a parity with the Note, shall be entitled to be paid from the remaining assets of the Borrower the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Borrower ranking junior to the Note. Nothing herein shall impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on the Note according to its terms.

First Interstate BancSystem, Inc.

By

Name
Title

Exhibit B
Compliance Certificate
To:       First Midwest Bank
          This Compliance Certificate is furnished to First Midwest Bank (“FMB”) pursuant to that certain Credit Agreement re: Subordinated Term Note dated as of January 10, 2008, between First Interstate BancSystem, Inc. and you (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
          The Undersigned hereby certifies that:
          1. I am the duly elected                                                                                                       of the Borrower;
          2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
          4. The information required by Section 7.2(a) of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and
          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                      day of                                         ,           .

First Interstate BancSystem, Inc.

By

Name
Title